UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 6, 2006

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0470

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On October 6th, 2006, an accredited investor purchased 50,000 CLASS A PREFERRED SHARES for the stipulated price of $4.00 per share for aggregated proceeds of $200,000. He also acquired 16,667 common stock warrants, exercisable at a rate of $.01 per common share.

The investor is a qualified accredited investor within the meaning of regulation D promulgated under the Securities Act of 1933 and the company is therefore relying on section 4(2) of said Act as a transaction by an issuer not involving a public offering.

Item 8.01 Other Events.

On July 27, 2006, the company announced that a "no comment" edict had been self-imposed by management for a minimum period of ninety days beginning on August 1, 2006. The edict resulted from management’s then expectation that "discussions with a number of companies may reach a critical and sensitive stage when any public comment, no matter how well intentioned, can be harmful and extremely counter-productive to the goal of commercializing our products."

Since this announcement, management’s expectations are being realized and discussions with numerous companies, both domestic and foreign, interested in our Full Terrain Vehicle, our infinitely variable transmission, the Iso-Torque differential and/or our Constant Velocity Joint are ongoing and have intensified. At the same time, ongoing meetings with local, state and national governmental officials are resulting in increased political support for our school bus program.

These discussions remain at the sensitive and critical stage. Consequently, while the company will continue its current "no comment" policy, management will announce the results of such discussions as soon as they become finalized.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

October 6, 2006	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO